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Excerpts of transcript of BMC Software, Inc.’s (“BMC”) videotaped townhall meeting, made available to all employees of BMC on June 3, 2013.

Bob Beauchamp:

Well, good morning everybody. Welcome to everybody here in the auditorium in Houston and welcome to the thousands of BMC employees all over the world who will be watching this later today and throughout the week on tape delay.

Today, as you all know, is about the next step in the announcement we made on May 6. May 6, we announced an intention to be acquired by a private investor group.

***

The two firms that are sitting to my left, who you’re going to meet in a minute and who will have an opportunity to talk to you about why they did this—why they wanted to spend all this money and why they wanted to invest this much in this great company that you’ve built.

We’re going to go through that. We’ve got communications that we’re doing as often as we have anything to say. We’re using, as you all know, lots of little videos, some big videos, we’re doing emails. And this, of course, is a little unusual but we wanted to have the opportunity for you to hear directly from the investor group, why they did this, for you to be able to ask questions. I’ve got a set of questions that have been submitted from offices all over the world that I’ll go through. And everybody will have a chance to learn whatever they want to learn about it.

This group had dinner with all the senior executives of the company who were in Houston last night. We’ve had lots of meetings with them. We were with them all day yesterday. I think you’re going to be incredibly excited to hear what they have to say. I know that the management team is incredibly excited to hear what they have to say and why they invested in this great company.

So with that what, we’re going to do is I’m going to begin by allowing our guests here to introduce themselves. We’re going to go one after the other. And then we’ll get— they’re going to give a little introduction, and then we’ll get into the questions.

So, first, let me just turn the microphone to Mark.

Mark Nunnelly:

Good morning, everyone. I’m Mark Nunnelly. I’m a managing director with Bain Capital in Boston. I’ve been with the firm for 24 years.

***

Ian Loring:

Good morning. My name is Ian Loring. I’m also with Bain Capital. I’ve been with the firm for 17 years. And I look over a lot of the tech, media, telecom activity for Bain Capital.

***

Dave Humphrey:

Hi, everybody. I’m Dave Humphrey. I’m a managing director at Bain Capital, as well, focused on technology and software investing. I’ve been with the firm about 12 years.

***

Prescott Ashe:

Good morning, everyone. My name is Prescott Ashe. I’m a managing director and one of the co-founders of Golden Gate Capital.

***

And in terms of where I focus it’s pretty exclusively on software and IT services arena.

Jake Mizrahi:

Hi, I’m Jake Mizrahi. I’m also a managing director at Golden Gate Capital. I’ve been with the firm now for 11 years and I was actually, before that, at Bain Capital working with these guys right over here.

***

Rishi Chandna:

Good morning. My name is Rishi Chandna. I am with Golden Gate Capital. I’ve been with the firm for about 11 years. I focus solely on software and IT services.

***

Bob Beauchamp:

So, before we get into questions we wanted to ask our friends if they wouldn’t mind just giving us a little background, talk to us a little bit about their firms. And so, Mark, let me just start with you.

Mark Nunnelly:

Sure. Good morning to those here and good morning to all BMC folks around the world. It’d be hard to describe to you how excited we are to join the BMC team at this stage in your evolution. I think our main objective today is to try to help you to get to know us a little bit better.

These kinds of events tend to be made of headlines and what you heard from the guy sitting next to you. And, you know, we’d obviously love to change that to be something more personal and more clear as to what’s up. The headlines can be a little scary. Change can be a little scary. And unfortunately, in our experience, the headlines tend to focus a lot on the deal—what the transaction was, what the board decided, how much money was paid.

And, of course, given what you all spend your time doing it’s a lot more about what we can collectively do with the company and what the extraordinary base that you’ve built so far.

And that’s the real work, the collaboration of our groups with you and your team to really make sure that the next chapters of BMC are as exciting as the ones that clearly have come before you—because it’s truly an extraordinary company and the reason why we’re so proud to be involved.

Bain Capital was started in 1984 as a friendly spinout from Bain & Company, the consultancy. You probably didn’t know about it, hadn’t heard about it, perhaps, until about a year and a half ago when it became something popular because of our founder’s deciding to run for the presidency.

Today we manage about $66 billion of assets globally. And I think the approach of the firm is, you know, one of high collaboration, sort of tied to our consulting and business roots. The team is large, which is an important differentiator; we’re about 900 people around the world in 10 offices. We’ve got three offices in the US—Palo Alto, New York and Boston—and then offices in Europe and in Asia.

We tend to organize ourselves relative to industries. So, as you heard my partners describe how we spend our time—the team that’s working on this spends a lot of their time in the technology area. And that’s the way the firm organizes itself.

And then we, maybe, most importantly imagine ourselves as principals to these decisions. If you want to hurt our feelings, talk about us as being money managers or bankers. We like to think of ourselves as principals, as investors, as entrepreneurs.

Any deal that Bain Capital does we’ll have about 10% of the capital come from the principals of the firm top to bottom. So the youngest person at the firm to the oldest person at the firm will become a shareholder when we close the deal. And we think that’s an important part of our style and our ethos. And we hope gives us the right to sort of get in the boat beside you and help pull along the oar. And we’re excited to join you in that journey. I think you’ve really got an extraordinary company and we’re excited to be a part of it.

Ian?

Ian Loring:

Well I’m going to turn it over to Prescott. But the only comment I’d add to that is, you know, when you think about what our role is, our role is really that of active board of directors. We’re not operators, we’re investors— sometimes I think people confuse what the role of what we do is.

And we’re here— we back great management teams to execute strategies and that’s what we’ve done here. We’ll be an active consultant with Bob and the rest of his team, but beyond that—that’s where we sort of start and end.

Prescott Ashe:

Yes, I would just echo what Mark noted about. You have much to be proud of. You’ve built an outstanding company and we’re just thrilled at the prospect of being able to kind of invest and support the company as it goes in its next chapter of its evolution. So thank you, again, for having us here.

For those of you not familiar with Golden Gate Capital, we’re a private investment firm headquartered in San Francisco that was founded in 2000 as a friendly spinout of Bain Capital, actually. And four of our eight partners all kind of trained and really cut their teeth in the private equity investing business for years and years along side Mark and Ian. And we just have a huge amount of respect and affection for the Bain Capital guys. And it’s made for an unbelievably smooth partnership in terms of how we work in the BMC transaction process.

And it’s worth noting that this kind of shared genealogy is actually quite important. Because we have this common DNA, we approach the investing business really in a like-minded manner, which is we view ourselves as business builders, not financial engineers. And this is an important distinction from other investment firms who kind of blindly chase internal rates of returns on spreadsheets. That’s not our ethos. We’re all about partnering, collaborating with management teams to build world-class businesses that we can all be proud of. And I assure you that the spirit of collaboration and this philosophy of business-building is exactly what we intend to bring to bear here at BMC.

In terms of some other contextual points about Golden Gate Capital, we invest through a perpetual private holding company that has about $8.5 billion of capital, about $4 billion of which is dry powder. And the relevance of that is just that our dry powder—in conjunction with the humongous resources of Bain Capital and the other co-investors—means that we not only have the capital to complete the public to private of BMC but we have more than sufficient funds to support the company’s growth initiatives going forward, whether it be organic research and development initiatives or, we hope, our scale M&A opportunities. So just know that even as a private company BMC has some incredibly deep pockets to support its growth initiatives.

The other comment I would just make in terms of our investment foci is that we, too, like Bain Capital, are a multi-sector fund so if you go on to our website you’ll see like theirs—donuts, all the way to technology companies—on ours you’ll see everything from, you know, semiconductor equipment companies to industrial companies, retailers and restaurants. But that belies the fact that the majority of our investing has been in software and IT services. And we’ve, in fact, completed 65 acquisitions and/or platform investments over the last 12 years which makes us one of the most active investors in software, both infrastructure and application software in the country.

So, hopefully, with that experience when you interact with us you’ll find us to be very adept students of your business. And all we do is strive to be as constructive as possible in terms of supporting the future success of BMC.

Ian Loring:

Maybe spend a few seconds to introduce the other two co-investors who couldn’t be here. So GIC is the Government of Singapore. They invest a large amount of money on behalf of the overall government of Singapore and they are one of the largest investors— LP investors in private equity funds. In addition, they do some direct co-investing which they’re doing in this instance. And they’ve had a long history of investing both in software and with both Golden Gate and Bain Capital.

So we’re thrilled to have them as part of our team, as well as Insight Venture Partners, which is a smaller venture capital and private equity firm. They manage about $6.5 billion in capital. And they have been very active investors in software and particular infrastructure software. And we brought them in as we thought they could be very helpful in identifying earlier stage opportunities for us to acquire.

Bob Beauchamp:

You know, just a comment I’ll make is that as we went through this process, as the management team was going through it and we had a chance to meet not only this group but other groups one of the things which is— I mentioned at dinner last night is that the management team at BMC was very encouraged by this set of investors.

The type of questions they asked were real software questions. They asked questions about customer satisfaction, about how our maintenance organization— how that functions, how our support works with our customers, how do they feel about us.

And then we discovered—and they’ll talk more about it—they have done an enormous amount of research; talked to hundreds of customers face to face in kind of anonymous sort of consulting mechanisms they’ll discuss as well as doing surveys. They did a lot of research. As it happens before you write a check for $7 billion, you want to do a little bit of research, and I think they did some of that. They’ll talk a little bit more about that.

But this group is a group that really understands enterprise software and that’ll make working with them, from a management perspective, I think, much more productive. You’ll be able to shorthand and not have to explain what support means and what software development processes are. They know it very, very well, they’re experts in it.

Now we’ve got a set of questions I want to run through a group of these questions. And these were submitted, again, from around the world.

This question was asked by employees in San Jose, Pune, New Jersey, Houston, Bangalore and Amsterdam. Okay, Mark, I’m going to direct this one at you. “Obviously investors buy companies to make a good return.” That means money. “How do you see a return on your investment in BMC? How will you get there?”

Mark Nunnelly:

Absolutely. You know, obviously the reason why we do what we do is to find interesting opportunities where we can perceive that we can make an attractive return. That is our business.

But as I hope you get to know us a little bit better it is, as Prescott well said, all about figuring out the way that we can, together, build the business. Our experience is that returns in our business come from finding ways to grow and develop and nurture businesses and make strong and clear choices. So it has to be both of those things, you can’t grow in lots of places all at the same time.

But to really create, you know, I think, the next chapter of BMC’s success, which you’re well on your way to do, we’ve got to grow the franchises that you’ve so well developed.

You have just extraordinary market leadership positions, not just in your mainframe business but in Control-M and Remedy. And these are strong positions that you can leverage off of the beginnings of, I think, a very strong platform in the cloud and SaaS. And I think those are places that we want to continue to invest.

So I think we’re going to be looking to partner with the company, partner with all of you in the room, to find ways that we can make choices where we can win. We’re big believers that market leadership and clear strength of market position—especially in the enterprise software space—makes a huge difference in your ability to succeed.

A lot of your spaces are, you know, maybe not as winner-take-all as some other software spaces but they have that flavor to them. And, I think, keeping that in front of you as sort of a how are we going to make sure we create businesses that really are, you know, strong and can have those kinds of commanding positions and, therefore, where should we really, really, really invest to win, are going to be an important part of the equation.

And making sure that we keep a good balance between what you have—a set of really extraordinary franchises and more mature businesses that will help us fund the growth areas—and making that, those set of choices that we make sure we’ve placed big bets on where we’re going to grow.

And I think we think over the four, five, six, seven year timeframe that makes for a very, very interesting evolution of the company. Clearly couldn’t begin to think about doing that without the strength of the businesses that you’ve already built. There is a lot of strength to build from here. This is not a come in and fix problems; this is take platforms that already have a lot of strength and grow from there.

Dave Humphrey:

And maybe just to build on that, you know, why did we pick BMC? And why, you know, are we excited to invest? I think a few areas: First we think that you serve very attractive markets. Markets are fundamentally growing, customers have more and more IT needs, and those needs are increasingly complex and complicated.

And against those attractive growing markets you have a world-class set of products that solve problems for those customers, that help them to manage and oversee those environments all the way, as Mark said, from mainframe to distributed to cloud.

And as Bob said, we spoke to tens if not hundreds of customers, CIOs, down to people using your products and software, and universally everybody praised your products and how much it makes their lives easier and, you know, solving a real pain point. So it’s a good place to start—a growing market and a product that really, you know, solves a customer need.

We’ll just leave you with a couple other thoughts on that. One is that we think that this transition from being a public company to a private company will be advantageous for BMC. It allows all of us, collectively, to focus on long-term investments to drive great outcome several years from now. And it takes a little bit of the pressure off of the quarterly reporting and the quarter-to-quarter results. Along with that we’ve put in place a capital structure that’s very flexible, it allows lots of acquisitions and lots of investment to drive that long-term outcome.

And the last thing is, you know, we have a terrific management team here, and fundamentally what we’re doing is we’re backing a great team to deliver against all that.

Bob Beauchamp:

Rishi, we had a question that comes from pretty much every office in the company, so let me ask this one to you instead of listing them all. “Do you already know what changes you plan to make when the deal closes? Or, how much analysis do you plan to do before you make those changes?”

Rishi Chandna:

Sure. So, we don’t come in with a preconceived plan. Our goal is to really have management in the company drive what that plan looks like. And our expectation is that it will really just be an augmentation of the current strategic plan.

And in terms of the analysis that we’ve done, we’ve done a lot. And Bob alluded to this but we had over, prior to signing a transaction agreement we spent months and months getting to know the company. And we dedicated about 20 investment professionals across our four groups for a focus full-time on analyzing the business, analyzing the market and really understanding the value that you guys bring to your customer base.

We spoke with 100+ large enterprise IT organizations. We ran numerous surveys and reached out to about 800 potential and actual customers and obviously we did a lot of secondary research as well as understood BMC metrics and spent a lot of time with the senior management team. And so that is the work that we did to get to the transaction agreement, but obviously we are going to work with the management team and do a lot more work to, you know, get to the go-forward plan.

Bob Beauchamp:

Ian, I think you may have covered this already but I’ll give you a chance if you want to expand on it at all is, asked here in Houston, “How did it happen that you four companies came together and how will you manage as a group of four?”

Ian Loring:

Yes, I did cover some of it but, you know, first and foremost, as Prescott mentioned, the Golden Gate guys are, at some levels, brothers or cousins of ours and so we have worked with them for years and grown up together in many respects. So it was a very natural fit to partner with these guys.

And then GIC has been a long time investor with both of us and has coinvested in a number of our deals as well, and then Insight, lastly, is somebody we’ve coinvested with and we thought brought a lot of value. And I think the other component is what we wanted to do was also be able to create a set of investors that could both help with helping with strategy, but also provide lots of capital to be able to do acquisitions or other things as we look forward.

Bob Beauchamp:

One point I’ll make real quick is that I had a chance to visit with GIC. I was in Singapore a couple of weeks ago seeing some customers, and GIC is a customer and I got to visit with GIC, the CIO who is our customer as well as other groups that are going to be on our board. So it was a good meeting there and I’m visiting later today with Insight Venture Partners, one of the senior partners there. So, this whole group, we’ve been talking to each other for a long time.

All right, next question Dave and Prescott, this was asked from Bangalore and Houston, “Can you tell us about companies that you have improved in the past? Which ones have reemerged as better based on your involvement?”

Dave Humphrey:

Sure I’ll take a couple and, you know, when I say, even before given the examples, that this starts with it has to be a great company to begin with and a great team that’s leading this change and we are just investors in the business.

But, you know, a couple of stories I’ll give you. One is a business we invested in called Applied Systems. This is a software company that serves insurance agents. We think of it as the ERP software system for insurance agents throughout the country. You know, very high share, very good product, but had been underinvested in before we bought the business. And so we really increased product development as a key part of our investment thesis that led to new product offerings and new platforms and accelerating growth by migrating customers to those platforms and products.

***

That business has more than doubled, you know, over that period of time because they had a great set of products and platforms to invest in.

Prescott Ashe:

Yes, so you’re probably familiar with Infor which is an enterprise application company that we’ve built up, actually, 11 years, which I think is a very telling characteristic of our investment philosophy, which is being long-term, patient investors. And it’s part of this component of this private perpetual holding company that we have which is there are no artificial constraints around when we need to realize an investment. We can continue to back a team as they add value in a company indefinitely. So, it’s a kind of unique thing.

We started investing in Infor back in 2002, built it up through a series of acquisitions and, initially, because of how rapid consolidation was going on in the ERP, supply chain management sectors, we did a lot of that in acquisitions. But as the story evolved and the competitive landscape started settling down, we switched from a consolidator to an innovator. And we backed a company recently with about $800 million in capital to complete the acquisition of Lawson Software and add about 500 engineers to really go for the jugular in terms of trying to innovate products that we could be the true third alternative to SAP and Oracle. And in partnership with Charles Phillips, former co-president of Oracle, the company is now up to $3 billion in revenue and is doing incredibly well and growing license through revenue.

So again, just an example of a long-term, patient perspective around investing in portfolio companies and really focusing on product innovation versus cost reductions and other things, because the quality of the company is all contingent upon the quality of its products.

Bob Beauchamp:

Any good business that this group, of course, like we at BMC, have to watch our costs and make sure we have money to invest in smart things. But I will point out that they did just move their headquarters to Manhattan, which it turns out is more expensive even than West Houston.

So, Jake, let me run this one to you. This is from Tampa, Houston and New Hampshire. I think we’ve got, like, two people in New Hampshire. We can figure out who this comes from. “Will you have a replacement for BMC’s equity programs?”

Jake Mizrahi:

Yes, I think Dave mentioned that, you know, one of the exciting opportunities about this transaction is going from a public company setting to a private company setting. We think that there are a lot of opportunities for the company. I think that, you know, one of the things that happens when you’re in a private company is that you have some limits in terms of how many shareholders that you can have.

But at the same time we really, it’s really important to us that management and all of the employees are really aligned with the opportunities to grow the company. And so we are going to work very closely with Bob and the management team to develop an incentive program for the whole team so that their incentives are aligned with ours and they can actually benefit from the growth that we believe is going to occur in the business.

Bob Beauchamp:

All right, okay, Jake this one for some reason is coming straight back at you, no Ian this one comes to you.

***

“Do you plan on replacing all or part of the senior leadership team?”

***

Ian Loring:

Well, as expressed, I think one of the things about it— if you heard us do our introductions you will know that we are not operators. We are generalist investors and so we don’t pull strings or push buttons. We back good management teams. That’s what we do. And so as we looked at this team, that was one of the most compelling pieces of the business and the investment opportunity, was the great team that we had in place. And so that makes us most excited, so the answer to that is “No.”

***

Bob Beauchamp:

All right, Dave, from Houston, “Will being owned by this investor group change our culture?”

Dave Humphrey:

I’d answer that in two ways. The first is to say that, again, we are backing the leadership team that you have and like with any investment, we look to the leadership team and the company itself to define a culture that’s a winning culture and drive success. We don’t define the culture of the business that we invest in. The second thing I would say is, that said, we think you have a terrific culture. From what we know and have seen as a business that has grown from nothing in the late 70s, early 80s, to be, you know, more than a $2 billion business today with real pride in the products that you offer and the problems that you solve for customers and a very collaborative collegial team. And so we are excited to be a part of it.

Ian Loring:

One thing I’d say on that, sometimes on this sort of— what is it like going private, is I think sometimes teams find it liberating to be able to make decisions more quickly, to work through a plan that you know over the next three to five to seven years can create a tremendous amount of value. And so there’s sometimes an acceleration of activity and improvement in culture and, sort of, you can drive change and there aren’t in some ways the challenges of quarterly results, etc.

Bob Beauchamp:

All right and then Prescott, “What do you need to change regarding our business strategy in order for BMC to win?”

Prescott Ashe:

Well, just on a personal note, I would just comment that it is interesting. This is a little bit of homecoming for me because about 10 years ago I was the lead on the deal team that actually tried to buy Remedy out of Peregrine Systems and was topped by BMC. So, it didn’t feel good at the time, but I’m incredibly pleased of the outcome now. So I think, you know, whatever we’re doing on the strategic front is going to be in close collaboration with management and really coming out of kind of their insights on the business. As Ian said, we don’t run businesses ourselves. We’re just here to be kind of enabling supporters of the strategy that management would collectively develop.

But I think the BSM strategy is incredibly compelling and powerful and we’ve got a lot of resonance from customers regarding that. Obviously, what’s happening on the SaaS and cloud is really important. I think, probably, we’ll also be looking—I’m sure Bill Miller would be happy to hear this—at ways in which we might fill out the suite on the mainframe side to give you additional kind of tools in the toolkit that you can bring to bear, to solve customers’ problems. But, once again, it will just be a collaborative process that will all develop as we progress here.

Bob Beauchamp:

Well listen, we are going— we are approaching the half hour, so I’m going to kind of ask one last catch-all question, and then we will let everybody get back to work and make sure we have a great Q1. Just, gentlemen, if you think about kind of the general question again. It’s been discussed several times, but why BMC? What do you see about this company, and what do you think it can be in the years ahead as we work together?

Jake Mizrahi:

I think that, you know, one of the things that Rishi mentioned that we did, we did a ton of customer research. Customers really are very excited about the products and the values that BMC provides and so we think that’s kind of the most important thing. That’s the foundation for a great software company and a great company in general is where customers think about their products. And so we think that BMC is a leader across many different product areas. We think that there are tremendous growth opportunities across many of the markets that the company serves. And so we just think that it’s a business that’s going to grow pretty substantially.

And we also think that it’s a company that probably has suffered a little bit from being a public company for awhile because of the scrutiny placed on it because of some of the complexity involved in having multiple product lines and things like that. And so we believe that as a private company with strong investment dollars behind it we think that we can really help you guys grow the business.

Mark Nunnelly:

And just to build on that, you know, I think the company is at an interesting inflection point, a lot of companies that look like you I think are at an interesting inflection point. Public markets tend to sort of deal with things in a pretty simple frame. It’s really easy to sort of deal with things as mainframe business bad, you know, cloud good, everything in between okay, and so rack and stack relative to that and, of course we—witness, we are here today—feel like it’s a lot more nuanced question than that, which is mainframe business, amazing set of franchises, not a lot of growth perhaps, but an extraordinary set of value propositions, and market competitive positions in your mainframe business, which create a lot of value for your customers and therefore create a lot of value for the company, which provides investment resources to really place some large bets of where we can win.

And we think that the public’s view of how far along you are in really building out your SaaS and your cloud business is misunderstood, because there’s clearly a lot of work in front of us there.

But we think those are exciting places to lay down some interesting bets and in between you’ve got some really strong franchises that you you’ve clearly shown the ability to grow and manage through competitive attack and we think that’s the kind of company that has the strength to really, you know, have a really exciting next five years.

Bob Beauchamp:

Well let me just wrap up with just a couple of comments. As we have been working with this team— and hopefully what you’ve picked up in these comments today is there’s a lot of talk about growth. There’s a lot of talk about being number one in the spaces we’re in, and there’s a deep understanding that the software business is about great technologies built, supported, maintained, sold and processed by great people.

So, in every meeting we have with this group one of the first things they ask is, “How are the employees doing?” Because this is the foundation of the company. Software company is intellectual property, intellectual property comes from intellect, which comes from you, the employees of BMC all over the world. So, expect this to be exciting, expect it to be growth, expect it to be fun, and expect it to be different—faster, faster pace, faster decisions, making bolder moves faster.

And we’re excited about it. I can assure you the management team is excited about it. And we are looking forward to a wonderful year ahead and wonderful years ahead with our new board, our new owners, and excited to work with everybody in this room and around the world to make that happen. Thank you all very much for joining us today.

Additional Information and Where to Find It

In connection with the proposed transaction, BMC Software, Inc. (the “Company” or “BMC”) filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement and other documents relating to the proposed merger on May 24, 2013. When completed, a definitive proxy statement and a form of proxy will be filed with the SEC and mailed to the Company’s stockholders. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders may obtain a free copy of documents filed by BMC Software, Inc. with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and security holders may obtain a free copy of BMC Software, Inc.’s filings with the SEC from BMC Software, Inc.’s website at http://investors.bmc.com/sec.cfm or by directing a request to: BMC Software, Inc., 2101 CityWest Blvd., Houston, Texas 77042-2827, Attn: Investor Relations, (713) 918-1805.

The Company and certain of its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies from stockholders of the Company in favor of the proposed merger. Information about the directors and executive officers of the Company is set forth in the proxy statement for the Company’s 2012 annual meeting of stockholders, as filed with the SEC on Schedule 14A on June 5, 2012 (as amended by the proxy statement supplement filed on July 3, 2012). Additional information regarding the interests of these individuals and other persons who may be deemed to be participants in the solicitation will be included in the proxy statement the Company will file with the SEC.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the proposed transaction and all other statements in this report and the exhibits furnished or filed herewith, other than historical facts, constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. The Company may not be able to complete the proposed transaction on the terms described above or other acceptable terms or at all because of a number of factors, including (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, (2) the failure to obtain stockholder approval or the failure to satisfy the closing conditions, (3) the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the merger agreement, (4) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction and (5) the effect of the announcement of the merger on the ability of the Company to retain and hire key personnel and maintain relationships with its customers, suppliers, operating results and business generally.

Actual results may differ materially from those indicated by such forward-looking statements. In addition, the forward-looking statements represent the Company’s views as of the date on which such statements were made. The Company anticipates that subsequent events and developments may cause its views to change. However, although the Company may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof. Additional factors that may affect the business or financial results of the Company are described in the risk factors included in the Company’s filings with the SEC, including the Company’s 2012 Annual Report on Form 10-K and later filed quarterly reports on Form 10-Q and Current Reports on Form 8-K, which factors are incorporated herein by reference. The Company expressly disclaims a duty to provide updates to forward-looking statements, whether as a result of new information, future events or other occurrences.